Exhibit 10.2

PERSONAL AND CONFIDENTIAL

May 11, 2018

Michael J. O’Connor

200 E. Randolph

Chicago, IL 60601

Re: Employment Letter

Dear Mike,

Aon Corporation (the “Company”) is pleased to confirm in this Employment Letter (this “Letter”) the terms of your continued employment at the Company in a new position as Co-President, Aon plc and Aon Corporation. Subject to your acceptance of this Letter, your continued employment in this position will be deemed to commence as of May 15, 2018 (the “Effective Date”).

1.	General.

At-Will Employment. Your employment with the Company pursuant to this Letter constitutes at-will employment and is not for a specified period. Nothing in this Letter is intended or should be construed as a contract for, or guarantee of, continued employment. This Letter supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting your employment, including, without limitation, the Employment Letter between you and the Company dated March 1, 2018 (your “March 2018 Employment Letter”).

Responsibilities. As of the Effective Date, (i) you will continue to be employed by the Company and will be seconded to Aon plc, (ii) you will serve in the position of Co-President, Aon Corporation and Co-President, Aon plc, and (iii) you will continue to be a Level 1 senior executive of the Company (or comparable level if levels are changed). You will have the authority and responsibility consistent with your position, which shall be the authority and responsibility typically held by a senior executive of a global, publicly-traded company. You also will perform other duties on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the Company’s Chief Executive Officer.

Outside Activities. You may engage in charitable, civic or community activities and, with the prior approval of the General Counsel of Aon plc (the “GC”), may serve as a director of any other business corporation, provided that (a) such activities or service do not interfere with your duties hereunder or violate the terms of any restrictive covenants applicable to you, (b) such activities are consistent with the Aon Code of Business Conduct and are reviewed and approved by the GC, and (c) such other business corporation provides you with director and officer insurance coverage which, in the opinion of the Company, is adequate under the circumstances.

2.	Compensation.

Base Salary. During your employment pursuant to this Letter, the Company will continue to pay you a base salary at the rate of $900,000 per year (“Base Salary”), payable semi-monthly in accordance with the Company’s executive payroll policy. Your Base Salary will be reviewed annually on the Company’s regular executive salary review schedule, and will be subject to adjustment at the discretion of the Organization and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), which adjusted amount will be thereafter your “Base Salary” for all purposes hereunder.

Annual Incentive Compensation. You will be eligible to participate in the annual incentive compensation program for the Company’s senior executives in accordance with the provisions of such program, as amended from time to time. Your target bonus will be 100% of your Base Salary in effect at the end of such year. You acknowledge and agree that any such annual incentive compensation program awards will be subject to payment pursuant to and in accordance with the Aon Incentive Stock Program, payable in a combination of cash and an Aon equity-based award, if applicable.

Long-Term Incentive Compensation. You will be eligible to participate in the long-term incentive compensation programs for the Company’s senior executives in accordance with the provisions of such programs, as amended from time to time, pursuant to which you will be eligible to receive, subject to the approval of the Compensation Committee, an annual equity award in an amount that reflects and is consistent with your role and contribution.

Employee Benefits. During the course of employment, you will be entitled to participate in the Company’s employee benefit plans generally available to senior executives of the Company. In particular, you will be eligible to participate in an executive health program. Nothing in this Letter will require the Company to establish, maintain or continue any of the benefits already in existence or hereafter adopted for executives of the Company and nothing in this Letter will restrict the right of the Company to amend, modify or terminate such programs.

Vacation Time. You will not accrue vacation time, but will be entitled to paid vacation time in accordance with usual Company practices applicable to similarly situated employees.

Expense Reimbursement. In accordance with Company policies and procedures and on prescribed Company forms, the Company will reimburse you for all proper expenses incurred by you in the performance of your duties hereunder.

Severance and Change in Control Protection. You will be eligible to participate in the severance and change in control plan for the Company’s senior executives in accordance with the provisions of such plan, as amended from time to time.

Restrictive Covenants. The compensation and benefits described above will be provided to you in consideration of your agreement to execute and comply with the Company’s standard non-competition and non-solicitation agreement for senior executives. By accepting this Letter, you acknowledge the receipt and sufficiency of such consideration.

If you accept the above-described terms and conditions of employment with the Company, please sign below and return this Letter to the Company.

Sincerely,

/s/ Anthony R. Goland

Anthony R. Goland
Executive Vice President &
Chief Human Resources Officer
Aon plc and Aon Corporation

ACCEPTED AND AGREED:

/s/ Michael J. O’Connor
MICHAEL J. O’CONNOR